February 3, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20459

We have read item 4.01 of the Current Report on Form 8-K expected to be filed on or about February 3, 2011 by Umami Sustainable Seafood Inc. regarding their change of independent auditors as of January 31, 2011. We agree with the statements contained therein concerning our firm

RAMIREZ JIMENEZ INTERNATIONAL CPA’s